                                 Schedule 14A
                                (Rule 14A-101)
                    Information Required In Proxy Statement
                           SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                             EXCHANGE ACT OF 1934
                               (AMENDMENT NO.  )

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [_]

Check the appropriate box:


[_]  Preliminary Proxy Statement           [_] Confidential, For Use of the Commission
                                               Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Under Rule 14a-12


                             Wachovia Corporation


--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


PAYMENT OF FILING FEE (Check the appropriate box):

[X]No fee required.
[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    1) Title of each class of securities to which transaction applies:


   -----------------------------------------------------------------------------

    2) Aggregate number of securities to which transaction applies:


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    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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    4) Proposed maximum aggregate value of transaction:

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    5) Total Fee Paid:

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[_]  Fee paid previously with preliminary materials:

[_]Check box if any part of the fee is offset as provided by Exchange Act Rule
   0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:

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    2) Form, Schedule or Registration Statement No.:

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    3) Filing Party:

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    4) Date Filed:

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

WACHOVIA CORPORATION 2002 PROXY STATEMENT
-------------------------------------------------------------------------------

[LOGO] WACHOVIA

[LOGO] WACHOVIA



                                                                 March 13, 2002


Dear Stockholder:

On behalf of the board of directors, we are pleased to invite you to the Annual Meeting of Stockholders in Charlotte, North Carolina, on Tuesday, April 16, 2002, at 9:30 a.m. The notice of meeting and proxy statement on the following pages contain information about the meeting.

This is our first stockholders' meeting since creating the new Wachovia Corporation on September 1, 2001 with the merger of First Union Corporation and the former Wachovia Corporation. In addition to the matters contained in this proxy statement, we will also review operating results for the past year and present other information concerning Wachovia. The meeting should be interesting and informative, and we hope you will be able to attend.

We are pleased to offer record holders of common stock (those who hold stock certificates registered in their own names and not in the name of a bank, broker or other nominee) the option of voting through the telephone or Internet.

In order to ensure your shares are voted at the meeting, please return the enclosed proxy card at your earliest convenience or vote through the telephone or Internet. Voting procedures are described on the proxy card. Every stockholder's vote is important.

Sincerely yours,


           /s/ L.M. Baker, Jr. /s/ G. Kennedy Thompson
           L. M. Baker, Jr.    G. Kennedy Thompson
           Chairman            President and Chief Executive Officer

   Wachovia Corporation, 301 South College Street, Charlotte, North Carolina
                                  28288-0013

                             Wachovia Corporation
        301 South College Street, Charlotte, North Carolina 28288-0013

                           NOTICE OF ANNUAL MEETING
                         TO BE HELD ON APRIL 16, 2002


                                                                 March 13, 2002



The Annual Meeting of Stockholders will be held in the Grand Ballroom at the Charlotte Marriott Center City, 100 West Trade Street, Charlotte, North Carolina 28202, on Tuesday, April 16, 2002, at 9:30 a.m., to consider the following:


  . A Wachovia proposal to elect the 12 nominees named in the attached proxy statement as directors, six nominees to serve as Class I directors with terms expiring at the 2005 Annual Meeting of Stockholders, three nominees to serve as Class II directors with terms expiring at the 2003 Annual Meeting of Stockholders, and three nominees to serve as Class III directors with terms expiring at the 2004 Annual Meeting of Stockholders, in each case until their successors are duly elected and qualified.

  . A Wachovia proposal to ratify the appointment of KPMG LLP as auditors for the year 2002.

  . A Wachovia proposal to amend Wachovia's articles of incorporation to allow stockholders owning at least 25% of outstanding shares of Wachovia common stock entitled to vote to call a special meeting of stockholders.

  . Such other business as may properly come before the meeting or any adjournments.

Only holders of record of Wachovia common stock on February 20, 2002, are entitled to notice of and to vote at the meeting.

By order of the board of directors,

    /s/ Mark C. Treanor
Mark C. Treanor
Secretary

Whether or not you plan to attend, please either return the enclosed proxy card or vote through the telephone or Internet voting procedures described on your proxy card, to ensure your shares are voted at the meeting. Your vote is important, whether you own a few shares or many.

                               TABLE OF CONTENTS

     PROXY STATEMENT...................................................   1
        General Information............................................   1

     ABOUT THE MEETING.................................................   1

     PROPOSAL 1--ELECTION OF DIRECTORS.................................   4
        General Information and Nominees...............................   4
        Committees of the Board and Attendance.........................   9
        Security Ownership of Management...............................  11
        Security Ownership of Certain Beneficial Owners................  13
        Executive Compensation.........................................  13
        Director Compensation..........................................  19
        Employment Contracts...........................................  20
        Compensation Committee Interlocks and Insider Participation....  21
        Compensation Committee Report on Executive Compensation........  22
        Performance Graph..............................................  25
        Other Matters Relating to Executive Officers and Directors.....  26

     PROPOSAL 2--PROPOSAL TO RATIFY THE APPOINTMENT OF AUDITORS........  26

     PROPOSAL 3--PROPOSAL TO AMEND WACHOVIA'S ARTICLES OF INCORPORATION  27

     OTHER STOCKHOLDER MATTERS.........................................  28

     MISCELLANEOUS.....................................................  28

     Appendix A--AMENDMENT TO RESTATED ARTICLES OF INCORPORATION OF
       WACHOVIA CORPORATION............................................ A-1

PROXY STATEMENT

General Information


The enclosed proxy is solicited on behalf of the board of directors in connection with the Annual Meeting of Stockholders to be held in the Grand Ballroom at the Charlotte Marriott Center City, 100 West Trade Street, Charlotte, North Carolina 28202, on Tuesday, April 16, 2002, at 9:30 a.m., and at any adjournment. The proxy may be used whether or not you attend the meeting. If you are a registered stockholder (that is, you hold stock certificates registered in your own name) you may also vote by telephone or through the Internet, by following the instructions described on your proxy card. If your shares are held in "street name" you will receive separate voting instructions with your proxy materials. Although most brokers and nominees offer telephone and Internet voting, availability and specific procedures will depend on their voting arrangements.



This proxy statement, the enclosed proxy card and Wachovia's 2001 Annual Report to Stockholders are being first mailed to our stockholders on or about March 13, 2002.


The merger of Wachovia Corporation ("Legacy Wachovia") and First Union Corporation ("Legacy First Union") was effective September 1, 2001. Legacy First Union changed its name to "Wachovia Corporation" on the date of the merger. As the surviving corporate entity in the merger, information contained in this proxy statement, unless indicated otherwise, includes information about Legacy First Union only. Whenever we use the "Wachovia" name in this proxy statement, we mean the new combined company and, before the merger, Legacy First Union, unless indicated otherwise.

Your vote is very important. For this reason, the board of directors is requesting that you permit your common stock to be represented at the annual meeting by the individuals named on the enclosed proxy card. This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully.

ABOUT THE MEETING

Who Can Vote


You may vote if you owned Wachovia common stock as of the close of business on February 20, 2002. Each share of Wachovia common stock is entitled to one vote. At the close of business on February 20, 2002, 1,367,214,382 shares of Wachovia common stock were outstanding and eligible to vote. The enclosed proxy card shows the number of shares that you are entitled to vote. If you own any shares in Wachovia's Dividend Reinvestment and Stock Purchase Plan, the enclosed proxy includes the number of shares you have in that plan on the record date for the meeting, as well as the number of shares directly registered in your name. Your individual vote is confidential and will not be disclosed to persons other than those recording the vote or as may be required by applicable law.


How Do I Vote

You have four voting options:

  . Over the Internet, which we encourage if you have Internet access, at the address shown on your proxy card;
  .  By telephone through the number shown on your proxy card;
  . By mail by completing, signing, dating and returning the enclosed proxy card; or
  .  By attending the meeting and voting your shares in person.

Even if you plan to attend the meeting, we encourage you to vote your shares by proxy. If you choose to attend the meeting, please bring proof of identification or the enclosed proxy card for entrance to the meeting.

If you hold your Wachovia shares in the name of a bank, broker or other nominee, your ability to vote by Internet or telephone depends on their voting process. Please follow their directions carefully. If you want to vote Wachovia shares that you hold in street name at the meeting, you must request a legal proxy from your bank, broker or other nominee that holds your shares and present that proxy for entrance to the meeting.

Every vote is important! Please vote your shares promptly.

What Am I Voting On

There are three proposals that will be presented for your consideration at the meeting:

  .  Electing 12 directors;
  .  Approving KPMG LLP as Wachovia's auditors for 2002; and
  . Amending Wachovia's articles of incorporation to allow stockholders owning at least 25% of outstanding shares of Wachovia common stock entitled to vote to call a special meeting of stockholders.

Can I Change My Vote


You may revoke your proxy and change your vote at any time before the final vote at the meeting. You may do this by either giving our Corporate Secretary written notice of your revocation, submitting a new signed proxy card with a later date, voting on a later date by telephone or by the Internet (only your last telephone or Internet proxy is counted), or by attending the meeting and voting in person. However, your attendance at the meeting will not automatically revoke your proxy; you must specifically revoke your proxy.


Votes Needed To Hold The Meeting

In order to conduct the annual meeting, a majority of Wachovia shares entitled to vote must be present in person or by proxy. This is called a quorum. If you return valid proxy instructions or vote in person at the meeting, you will be considered part of the quorum. Abstentions and broker "non-votes" will be counted as present and entitled to vote for purposes of determining a quorum. New York Stock Exchange ("NYSE") rules allow banks, brokers or other nominees to vote shares held by them for a customer on matters that the NYSE determines to be routine, even though the bank, broker or nominee has not received instructions from the customer. A broker "non-vote" occurs when a bank, broker or other nominee has not received voting instructions from the customer and the bank, broker or nominee cannot vote the shares because the matter is not considered routine under NYSE rules.

Counting Your Vote

If you provide specific voting instructions, your shares will be voted as instructed. If you hold shares in your name and sign and return a proxy card without giving specific voting instructions, your shares will be voted as recommended by our board of directors. If you hold your shares in your name and do not return valid proxy instructions or vote in person at the meeting, your shares will not be voted. If you hold your Wachovia shares in the name of a bank, broker or other nominee, and you do not give that nominee instructions on how you want your shares to be voted, the nominee generally has the authority to vote your shares on certain "routine" matters as described above. At the meeting, that would mean that the nominee can vote your shares for proposal 1 and for proposal 2 but could not vote those shares for proposal 3 if you do not timely provide instructions for voting your shares.

What Vote Is Needed

Directors are elected by a plurality of the votes cast at the meeting. "Plurality" means that the nominees receiving the largest number of votes cast are elected as directors up to the maximum number of directors to be elected at the meeting. At our meeting, the maximum number of directors to be elected is
12. Shares not voted, whether by marking "ABSTAIN" on your proxy card or otherwise, will have no impact on the election of directors. Unless a properly executed proxy card is marked "WITHHOLD AUTHORITY", the proxy given will be voted "FOR" each of the nominees for director.

A majority of votes cast at the meeting is required to approve proposal 2. Abstentions and broker "non-votes" will not be counted as votes cast.


In order to approve proposal 3 to amend Wachovia's articles of incorporation, at least 80% of all outstanding shares of our common stock entitled to vote at the meeting, or at least approximately 1,093,771,506 shares, must vote in favor of the proposal. This "supermajority" requirement is provided in our articles of incorporation. Therefore, failure to vote for this proposal, by abstaining, not voting, or voting "AGAINST" the proposal, will have the same effect as a vote "AGAINST" the proposal. Broker "non-votes" will also have the same effect as a vote "AGAINST" the proposal.


Our Voting Recommendations

Our board of directors recommends that you vote:

..  "FOR" each of our nominees to the board of directors;
.. "FOR" ratifying KPMG LLP as our auditors; and .. "FOR" amending our articles of incorporation.


Proxies that are timely signed, dated and returned but do not contain instructions on how you want to vote will be voted in accordance with our board of directors' recommendations.


Voting Results

The preliminary voting results will be announced at the meeting. The final voting results will be published in our quarterly report on Form 10-Q for the first quarter of fiscal year 2002.

Cost of This Proxy Solicitation

Wachovia will pay the costs of the solicitation. We have hired Georgeson Shareholder Communications, Inc. as proxy solicitors to assist in the proxy solicitation and tabulation. Their base fee is $20,000, plus expenses and an additional fee per proxy tabulated. We may also, upon request, reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding voting materials to their customers who are beneficial owners and obtaining their voting instructions. In addition to Wachovia soliciting proxies by mail, over the Internet and by the telephone, our board members, officers and employees may solicit proxies on our behalf, without additional compensation.

Delivery of Proxy Materials

To reduce the expenses of delivering duplicate proxy materials to our stockholders, we are taking advantage of SEC rules that permit us to deliver only one proxy statement and annual report to multiple stockholders who share an address unless we received contrary instructions from any stockholder at that address. If you share an address with another stockholder and have received only one proxy statement and annual report, you may write or call us as specified below to request a separate copy of these materials and we will promptly send them to you at no cost to you. For future meetings, you may request separate copies of our proxy statement and annual report, or request that we send only one set of these materials to you if you are receiving multiple copies, by contacting us at: Investor Relations, Wachovia Corporation, 301 South College Street, Charlotte, North Carolina 28288-0206, or by telephoning us at (704) 374-6782.

Electronic Delivery of Proxy Materials


You can also access Wachovia's proxy statement and 2001 Annual Report via the Internet at either www.wachovia.com or www.firstunion.com and clicking on our Investor Relations link. For next year's stockholders' meeting, you can help us save significant printing and mailing expenses by consenting to access the proxy statement, proxy card and annual report electronically over the Internet. If you hold your shares in your own name (instead of through a bank, broker or other nominee), you can choose this option by following the instructions at the Internet voting website at http://proxy.georgeson.com, which has been established for you to vote your shares for this year's stockholders' meeting. If you choose to receive your proxy materials and annual report electronically, then prior to next year's stockholders' meeting you will receive an e-mail notification when the proxy materials and annual report are available for on-line review over the Internet, as well as the instructions for voting electronically over the Internet. Your choice for electronic distribution will remain in effect for next year's stockholders' meeting unless you revoke it prior to the meeting by sending a written request to: Investor Relations, Wachovia Corporation, 301 South College Street, Charlotte, North Carolina 28288-0206.


A copy of our 2001 Annual Report on Form 10-K will be provided without charge (except for exhibits) upon written request to Wachovia Corporation, Investor Relations, 301 South College Street, Charlotte, NC 28288-0206.

PROPOSAL 1.  ELECTION OF DIRECTORS

General Information and Nominees

Wachovia's board of directors is divided into three classes. At each annual meeting of stockholders, you elect the members of one of the three classes to three-year terms. Our directors determine the number of directors but it cannot be fewer than nine or more than 30. The number of directors is currently fixed at 18, with six directors in Class I, six directors in Class II, and six directors in Class III. Radford D. Lovett, a director in Class II, will retire as a director following the annual meeting. You are not being asked to elect his successor at the annual meeting. The board of directors anticipates electing a director to fill the vacancy on the board created by Mr. Lovett's retirement in the future.

The terms of the directors serving in Class I will expire at the meeting and the terms of the directors serving in Classes II and III will expire at the 2003 and 2004 Annual Meetings of Stockholders, respectively.

John D. Baker, II, Leslie M. Baker, Jr., Robert J. Brown, Peter C. Browning, G. Kennedy Thompson, and John C. Whitaker, Jr. are being nominated to serve as directors in Class I with terms expiring at the 2005 Annual Meeting of Stockholders. F. Duane Ackerman, John T. Casteen, III, and Robert A. Ingram are being nominated to serve as directors in Class II with terms expiring at the 2003 Annual Meeting of Stockholders. James S. Balloun, Lloyd U. Noland, III, and Dona Davis Young are being nominated to serve as directors in Class III with terms expiring at the 2004 Annual Meeting of Stockholders.

Directors who reach retirement age (70) during their term in office are to retire from the board at the annual meeting of stockholders next following their 70th birthday, subject to the board authorizing the retirement to be deferred when deemed appropriate.

Directors are elected by a plurality of votes cast. Shares cannot be voted for a greater number of persons than the number of nominees named in this proxy statement. Should any nominee be unavailable for election by reason of death or other unexpected occurrence, the enclosed proxy, to the extent permitted by applicable law, may be voted with discretionary authority in connection with the nomination by the board and the election of any substitute nominee. In addition, the board may reduce the number of directors to be elected at the meeting.

Proxies, unless indicated to the contrary, will be voted "FOR" the election of the 12 nominees named below as directors of Wachovia in the classes and for the terms indicated.

As part of the merger of Legacy Wachovia and Legacy First Union, Wachovia's articles of incorporation were amended to provide that Wachovia's board will be comprised of an equal number of Legacy Wachovia board members and Legacy First Union board members until the annual meeting of stockholders in 2004. As a result, upon completion of the merger, our board of directors was comprised of 9 Legacy Wachovia directors and 9 Legacy First Union directors. Mr. Leslie M. Baker, Jr. became Chairman of Wachovia and will serve as Chairman until the 2004 annual meeting of stockholders, unless he retires or resigns, or as otherwise determined in our articles and bylaws. Mr. G. Kennedy Thompson became Chief Executive Officer and President of Wachovia and will serve in such positions, unless he retires or resigns, or as otherwise determined in our articles and bylaws, and will succeed Mr. Baker as Chairman not later than the 2004 annual meeting.

Wachovia's articles of incorporation were amended to include provisions intended to maintain the even split between Legacy First Union and Legacy Wachovia nominated directors. These provisions create a nomination procedure for director nominees who are to be nominated by the board of directors or who are to fill a vacancy to be filled by the board of directors. In effect, if our board of directors decides to increase or decrease the number of directors on the board, or the board of directors is nominating persons for directorships that are up for election, the persons nominated must be first chosen by a nominating committee. For a position to be occupied by a person replacing a former Legacy First Union director, a committee of two former Legacy First Union directors will choose a person to qualify for nomination by the board. For a position to be occupied by a person replacing a former Legacy Wachovia director, a committee of two former Legacy Wachovia directors will choose a person to qualify for nomination by the board. In accordance with the articles of incorporation, once nominated, a nominee to fill a vacancy or newly created directorship must be elected by a majority of the existing or remaining board, and a nominee to be elected at an annual or special meeting of stockholders or by written consent of stockholders must be elected by a plurality of the stockholders voting at a meeting.

In addition, our articles of incorporation include provisions where votes of the board of directors will require a "special majority" in the situations described below. A special majority of the board of directors will be equal to at least 75% of the board, plus a majority of both the former Legacy First Union directors and the former Legacy Wachovia directors then serving on the board. A special majority vote of the board will be needed for:

 . nominating a director to fill a directorship in a manner other than as set forth above;
 . filling the positions of Chairman or Chief Executive Officer and President; . removing Mr. Baker from the Chairman position or Mr. Thompson from the
   Chairman (if he has succeeded Mr. Baker), Chief Executive Officer or President positions;
 . making any modification to Mr. Thompson's or Mr. Baker's employment agreements; or
 . making any recommendation to stockholders to modify the nomination procedures and the special majority procedures of the articles of incorporation.

These new provisions will lapse immediately following the 2004 annual meeting of stockholders.

All of the nominees are currently directors. Listed below are the names of the six nominees to serve as Class I directors, the three nominees to serve as Class II directors, the three nominees to serve as Class III directors and the five incumbent directors who will be continuing in office following the meeting, together with: their ages; their principal occupations during the past five years; any other directorships they serve with publicly-held companies; and the year during which they were first elected a director of Wachovia, Legacy Wachovia or Legacy First Union.

                                          Name, Age, Principal Occupation
                                          and Certain Other Directorships
                                          -------------------------------
NOMINEES FOR ELECTION TO CLASS I -- TERMS EXPIRING IN 2005
[PHOTO]              JOHN D. BAKER, II (53). President and Chief Executive Officer, Florida
                     Rock Industries, Inc., Jacksonville, Florida, a construction materials
JOHN D. BAKER, II    company. Director, Florida Rock Industries, Inc., Hughes Supply, Inc. and
                     Patriot Transportation Holdings, Inc. He has been a director of Wachovia since December 2001.
[PHOTO]              LESLIE M. BAKER, JR. (59). Chairman, Wachovia Corporation, since
                     September 2001. Formerly, Chairman of the Board (since April 1998),
LESLIE M. BAKER, JR. Chief Executive Officer, and President of Legacy Wachovia. Director,
                     Acuity Brands Inc. He has been a director of Wachovia or Legacy
                     Wachovia since 1993.
[PHOTO]              ROBERT J. BROWN (67). Chairman and Chief Executive Officer, B&C
                     Associates, Inc., High Point, North Carolina, a public relations and
ROBERT J. BROWN      marketing research firm. Director, AutoNation, Inc., Duke Energy
                     Corporation and Sonoco Products Company. He has been a director of
                     Wachovia or Legacy First Union since 1993.
[PHOTO]              PETER C. BROWNING (60). Chairman of Nucor Corporation, Charlotte,
                     North Carolina, a steel products manufacturing company, since September
PETER C. BROWNING    2000. Formerly, President and Chief Executive Officer of Sonoco Products
                     Company from April 1998 until July 2000 and President and Chief
                     Operating Officer from 1996 to 1998. Director, Acuity Brands Inc., Lowe's
                     Companies, Inc., Nucor Corporation, and The Phoenix Companies, Inc. He
                     has been a director of Wachovia or Legacy Wachovia since 1997.
[PHOTO]              G. KENNEDY THOMPSON (51). President (since December 1999) and
                     Chief Executive Officer (since April 2000), Wachovia Corporation.
G. KENNEDY THOMPSON  Formerly, Chairman, March 2001 to September 2001, Vice Chairman,
                     October 1998 to December 1999, and Executive Vice President,
                     November 1996 to October 1998, of Wachovia. Director, Florida Rock
                     Industries, Inc. He has been a director of Wachovia or Legacy First Union since 1999.

                                           Name, Age, Principal Occupation
                                           and Certain Other Directorships
                                           -------------------------------
[PHOTO]               JOHN C. WHITAKER, JR. (64). Chairman of the Board and Chief
                      Executive Officer, Inmar Enterprises, Inc., Winston-Salem, North Carolina,
JOHN C. WHITAKER, JR. an information services and transaction processing company. He has been a director of Wachovia or Legacy Wachovia since 1996.
NOMINEES FOR ELECTION TO CLASS II--TERMS EXPIRING IN 2003
[PHOTO]               F. DUANE ACKERMAN (59). Chairman of the Board, President and
                      Chief Executive Officer of BellSouth Corporation, Atlanta, Georgia, a
F. DUANE ACKERMAN     telecommunications company, since December 1997. Formerly, Vice
                      Chairman of the Board, President and Chief Executive Officer from
                      December 1996 to December 1997. Director, Allstate Corporation and
                      BellSouth Corporation. He has been a director of Wachovia or Legacy
                      Wachovia since 2000.
[PHOTO]               JOHN T. CASTEEN, III (58). President of the University of Virginia,
                      Charlottesville, Virginia. He has been a director of Wachovia or Legacy
JOHN T. CASTEEN, III  Wachovia since 1997.
[PHOTO]               ROBERT A. INGRAM (59). Chief Operating Officer and President,
                      Pharmaceutical Operations, of GlaxoSmithKline, Research Triangle Park,
ROBERT A. INGRAM      North Carolina, a pharmaceutical research and development company, since December 2000. Formerly, Chief Executive Officer of Glaxo
                      Wellcome plc from 1997 to December 2000 and Executive Director from
                      September 1996 to October 1997, and Chief Executive Officer of Glaxo
                      Wellcome Inc. from 1994 to January 1999, Chairman from October 1997 to January 2001, and President from 1994 to January 1999. Director,
                      Lowe's Companies, Inc., Misys plc and Nortel Networks Corporation. He
                      has been a director of Wachovia or Legacy Wachovia since 1997.

                                              Name, Age, Principal Occupation
                                              and Certain Other Directorships
                                              -------------------------------
NOMINEES FOR ELECTION TO CLASS III--TERMS EXPIRING IN 2004
[PHOTO]                 JAMES S. BALLOUN (63). Chairman, President and Chief Executive
                        Officer, Acuity Brands Inc., Atlanta, Georgia, a manufacturer and
JAMES S. BALLOUN        distributor of lighting fixtures and chemical cleaning products and formerly part of National Service Industries, Inc., since November, 2001. Formerly,
                        Chairman, President and Chief Executive Officer, National Service
                        Industries, Inc., prior to November, 2001. Director, Acuity Brands Inc.,
                        Georgia-Pacific Corporation and Radiant Systems, Inc. He has been a director of Wachovia or Legacy Wachovia since 1997.
[PHOTO]                 LLOYD U. NOLAND, III (58). Chairman, President, and Chief Executive
                        Officer of Noland Company, Newport News, Virginia, a wholesale
LLOYD U. NOLAND, III    distributor of plumbing, heating, air conditioning and industrial/electrical products. Director, Noland Company. He has been a director of Wachovia or Legacy Wachovia since 1997.
[PHOTO]                 DONA DAVIS YOUNG (48). President and Chief Operating Officer of
                        The Phoenix Companies, Inc., a provider of wealth management products
DONA DAVIS YOUNG        and services, since June 2001. Formerly, President (since February 2000)
                        and Chief Operating Officer (since February 2001) of Phoenix Home Life
                        Mutual Insurance Company, and Executive Vice President--Individual
                        Insurance and General Counsel prior to February 2000. Director, Foot
                        Locker, Inc., Sonoco Products Company and The Phoenix Companies, Inc.,
                        and trustee, The Phoenix Edge Series Fund. She has been a director of
                        Wachovia or Legacy Wachovia since 2000.
INCUMBENT CLASS II DIRECTORS -- TERMS EXPIRING IN 2003
[PHOTO]                 WILLIAM H. GOODWIN, JR. (61). Chairman, CCA Industries, Inc.,
                        Richmond, Virginia, a diversified holding company. He has been a director
WILLIAM H. GOODWIN, JR. of Wachovia or Legacy First Union since 1993.
[PHOTO]                 MACKEY J. MCDONALD (55). Chairman (since October 1998),
                        President and Chief Executive Officer, VF Corporation, Greensboro, North
MACKEY J. MCDONALD      Carolina, an apparel manufacturer. Director, Hershey Foods Corporation and VF Corporation. He has been a director of Wachovia or Legacy First
                        Union since 1997.

                                     Name, Age, Principal Occupation
                                     and Certain Other Directorships
                                     -------------------------------
INCUMBENT CLASS III DIRECTORS -- TERMS EXPIRING IN 2004
[PHOTO]         JOSEPH NEUBAUER (60). Chairman and Chief Executive Officer,
                ARAMARK Corporation, Philadelphia, Pennsylvania, a service management
JOSEPH NEUBAUER company. Director, ARAMARK Corporation, CIGNA Corporation,
                Federated Department Stores, Inc., and Verizon Communications, Inc. He
                has been a director of Wachovia or Legacy First Union since 1996.
[PHOTO]         RUTH G. SHAW (54). Executive Vice President and Chief Administrative
                Officer, Duke Energy Corporation, Charlotte, North Carolina, an energy
RUTH G. SHAW    company, since June 1997. Formerly, Senior Vice President, Corporate
                Resources, and Chief Administrative Officer, Duke Energy Corporation. She
                has been a director of Wachovia or Legacy First Union since 1990.
[PHOTO]         LANTY L. SMITH (59). Chairman, Soles Brower Smith & Co.,
                Greensboro, North Carolina, an investment and merchant banking firm,
LANTY L. SMITH  since December 1998. Also, Chairman, Precision Fabrics Group, Inc.,
                Greensboro, North Carolina, a manufacturer of engineered, specification textile products, since November 1997. Prior to November 1997,
                Chairman and Chief Executive Officer, Precision Fabrics Group, Inc. He
                has been a director of Wachovia or Legacy First Union since 1987.


Committees of the Board and Attendance

   Attendance. The board held eight meetings in 2001. In 2001, all of the directors attended at least 75% of the meetings of the board and the relevant committees. Legacy First Union's board of directors had the following committees for much of 2001 prior to the merger with Legacy Wachovia: Executive Committee, Nominating Committee, Audit Committee, Human Resources Committee, and Credit/Market Risk Committee. Following the merger, Wachovia's board adopted new committees, which are discussed below. Where appropriate, this discussion includes the number of meetings held in 2001 by Legacy First Union predecessor committees or Legacy First Union committees having similar duties to the applicable Wachovia committees.

   Executive Committee. The Executive Committee held three meetings in 2001. The Committee is authorized, between meetings of the board, to perform all duties and exercise all authority of the board, except for those duties and authorities delegated to other committees of the board or that are exclusively reserved to the board by our bylaws or by statute. In addition, the Chairman of the Executive Committee, a non-employee director, also serves as the lead independent director of the board. The responsibilities of the lead independent director include, among other things, assisting the Chairman of the board with certain board-related matters, and acting, as necessary, as the principal liaison between the independent directors and the Chairman of the board. The following directors are the current members of the Committee: Messrs. Smith (Chairman), Leslie M. Baker, Jr., Browning, Ingram, Goodwin, Neubauer, Thompson and Whitaker.

   Credit & Finance Committee. The Credit & Finance Committee held two meetings in 2001 and the Legacy First Union Credit/Market Risk Committee held three meetings in 2001. The primary responsibilities of the Credit & Finance Committee are to assist the board in overseeing, and receiving information regarding, Wachovia's policies, procedures and practices relating to asset and liability management, and credit, market and operational risk. The following directors are the current members of the Committee: McDonald (Chairman), John
D. Baker, II, Noland and Young.

   Merger Integration & Technology Committee. The Merger Integration & Technology Committee held two meetings in 2001. The primary responsibilities of the Committee are to assist the board in overseeing, and receiving information regarding, Wachovia's policies, procedures and practices relating to technology and the merger integration process, risks, status and planning. The following directors are the current members of the Committee: Neubauer (Chairman), Balloun, Lovett (a retiring director) and Whitaker.

   Management Resources & Compensation Committee. The Management Resources & Compensation Committee (the "Compensation Committee") held two meetings in 2001 and the Legacy First Union Human Resources Committee held four meetings in 2001. The Compensation Committee is authorized, among other things, to review and make recommendations to the board regarding employee compensation, to administer various employee benefit plans, to act as the executive compensation committee, to monitor conditions of employment and our personnel policies and to study the compensation of directors and recommend changes when appropriate. The following directors are the current members of the Compensation Committee:
Browning (Chairman), Brown, Ingram and Shaw.

   Corporate Governance & Nominating Committee. The Corporate Governance & Nominating Committee held one meeting in 2001 and the Legacy First Union Nominating Committee held two meetings in 2001. The Committee assists the board in establishing and maintaining effective corporate governance practices and procedures and, in connection therewith, is authorized, among other things, to recommend the number of directors to be elected to the board, to recommend any changes in board membership, to recommend director prospects, to recommend board committee assignments and to assess the board's overall corporate governance practices and performance. The following directors are the current members of the Committee: Whitaker (Chairman), Browning, Goodwin, Ingram, Neubauer and Smith. Our bylaws include provisions setting forth specific conditions under which persons may be nominated as directors at an annual meeting of stockholders. A copy of such provisions is available upon request to: Wachovia Corporation, 301 South College Street, Charlotte, North Carolina 28288-0013, Attention: Corporate Secretary.

   Audit & Compliance Committee. The Audit & Compliance Committee held two meetings in 2001 and the Legacy First Union Audit Committee held three meetings in 2001. The Committee operates pursuant to a written charter adopted by the board. As set forth in the charter, the Committee's principal responsibilities are to assist the board in overseeing Wachovia's financial reporting process. The following directors are the current members of the Committee: Casteen (Chairman), Ackerman, Goodwin and Smith. The board, in its business judgment, has determined that all of the members of the Committee are "independent", in accordance with the applicable sections of the NYSE's listing standards.

  Audit & Compliance Committee Report

The role of the Audit & Compliance Committee is to assist the board in its oversight of Wachovia's financial reporting process. As set forth in the Committee's charter, management is responsible for the preparation, presentation and integrity of Wachovia's financial statements. Accordingly, management is responsible for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for auditing Wachovia's financial statements and expressing an opinion as to their conformity with generally accepted accounting principles. The members of the Committee are not professionally engaged in the practice of auditing or accounting and are not full-time employees of Wachovia. Members of the Committee rely without independent verification on the information provided to them and on the representations made by management and the independent auditors.

In the performance of its oversight function, the Committee has reviewed and discussed the audited financial statements with management and the independent auditors. The Committee has also discussed with the independent auditors the matters required to be discussed by Statement of Auditing Standards No. 61, Communications with Audit Committees, as currently in effect. Finally, the Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect, has considered whether the provision of information technology services relating to financial information systems design and implementation and other non-audit services by the independent auditors to Wachovia is compatible with maintaining the auditor's independence, and has discussed with the auditors the auditors' independence.

Based upon the review and discussions described in this report, and subject to the limitations on the role and responsibilities of the Committee referred to above and in the Committee's charter, the Committee recommended to the board that the audited financial statements be included in Wachovia's Annual Report on Form 10-K for the year ended December 31, 2001, to be filed with the SEC.

John T. Casteen, III, Chairman
F. Duane Ackerman
William H. Goodwin, Jr.
Lanty L. Smith

Security Ownership of Management

The following table shows the number of shares of common stock and common stock equivalents beneficially owned as of February 20, 2002, by each nominee for director, each incumbent director, the executive officers named in the summary compensation table, and all directors and executive officers as a group. In addition, the table shows the number of Wachovia Dividend Equalization Preferred shares ("DEPs") beneficially owned as of February 20, 2002, for each such person and group. The DEPs do not have voting rights at the meeting. Unless otherwise indicated, each of the named individuals and each member of the group has sole voting power and sole investment power with respect to the shares shown. The number of shares beneficially owned, as that term is defined by Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "1934 Act"), by all directors, nominees and executive officers as a group totals less than 1% of the outstanding common stock as of February 20, 2002.

Name of Individual                                           Common Stock (2)  DEPs
------------------                                           ---------------- -----
F. Duane Ackerman...........................................        9,408        --
John D. Baker, II (1).......................................       36,948        --
Leslie M. Baker, Jr. (1)(3)(4)..............................    1,647,135        --
James S. Balloun............................................       15,362        --
Robert J. Brown (1).........................................       10,853        --
Peter C. Browning (1).......................................       11,472        --
John T. Casteen, III........................................        9,855        --
Stephen E. Cummings (3).....................................      198,893        --
William H. Goodwin, Jr. (1).................................    1,076,303        --
Robert A. Ingram............................................       15,612        --
Benjamin P. Jenkins, III (3)................................      514,907        --
Radford D. Lovett (5).......................................      417,826        --
Mackey J. McDonald..........................................       15,252        --
Donald A. McMullen, Jr. (3).................................      496,662        --
Joseph Neubauer.............................................       25,647        --
Lloyd U. Noland, III........................................      194,049        --
Ruth G. Shaw (1)............................................       16,713        --
Lanty L. Smith..............................................       70,236        --
G. Kennedy Thompson (1)(3)..................................      993,616        --
John C. Whitaker, Jr........................................       26,879        --
Dona Davis Young (1)........................................        6,159     2,000
All directors and executive officers as a group (32 persons)    9,406,915     3,946



(1) The foregoing directors, nominees and named executive officers have sole voting and investment power over the shares of common stock beneficially owned by them on February 20, 2002, except for the following shares over which the directors share voting and/or investment power: Mr. J. Baker:
    18,369 shares; Mr. L. Baker: 31,776 shares; Mr. Brown: 1,979 shares; Mr.
    Browning: 3,500 shares; Mr. Cummings: 2,400 shares; Mr. Goodwin: 1,050,000 shares; Mr. Jenkins: 18,200 shares; Dr. Shaw: 1,700 shares; Mr. Thompson:
    35,616 shares; and Ms. Young: 837 shares.

(2) The amounts reported include the number of units of common stock equivalents held by directors, as of February 20, 2002, under deferred compensation arrangements as follows: Mr. Ackerman: 1,648 units; Mr. J.
    Baker: 398 units; Mr. Balloun: 9,862 units; Mr. Brown: 8,874 units; Mr.
    Browning: 7,569 units; Mr. Casteen: 4,414 units; Mr. Goodwin: 20,303 units; Mr. Ingram: 11,212 units; Mr. Lovett: 54,734 units; Mr. McDonald: 11,252 units; Mr. Neubauer: 13,983 units; Mr. Noland: 14,049 units; Dr. Shaw:
    14,013 units; Mr. Smith: 50,236 units; Mr. Whitaker: 14,734 units; Ms.
    Young: 3,322 units; and all directors as a group: 240,611 units. These units will be paid in cash, based on the fair market value of the common stock at the time of payment, which would generally occur following retirement as a director. There are no voting rights with respect to these units. See "Director Compensation".

(3) Included in the shares set forth above are the following shares held under certain of Wachovia's employee benefit plans, including options exercisable on February 20, 2002, or within 60 days thereafter, by each of the following named executive officers and by all of the directors and all of our executive officers as a group: Mr. Thompson: 693,955 shares; Mr. L.
    Baker: 1,008,744 shares; Mr. Jenkins: 408,276 shares; Mr. McMullen: 420,140 shares; Mr. Cummings: 37,327 shares; and members of the group (including the foregoing): 5,024,619 shares. Non-employee directors are not eligible to participate in any of Wachovia's stock option or other employee benefit plans. Non-employee directors of Legacy Wachovia received restricted stock awards under the Legacy Wachovia Stock Plan, which shares are reflected in the table.

(4) The following directors disclaim beneficial ownership of certain shares of common stock held by certain of their related interests, as a result of which these shares are not included in the number of shares indicated above: Mr. L. Baker: 180 shares.
(5) Mr. Lovett will retire as a director following the annual meeting on April 16, 2002.

Security Ownership of Certain Beneficial Owners

We are not aware of any stockholder who was the beneficial owner of more than 5% of the outstanding shares of common stock on the record date.

Executive Compensation

The following information relates to compensation paid or payable to the current Chief Executive Officer ("CEO"), and the four other most highly compensated executive officers who were serving as such at December 31, 2001 (the current CEO and those four other executive officers, the "Named Officers").

Summary Compensation Table

The following table sets forth for the Named Officers: (i) their name and principal position on December 31, 2001 (column (a)); (ii) years covered (column (b)); (iii) annual compensation (columns (c), (d) and (e)), including
(A) base salary (column (c)), (B) bonus (column (d)), and (C) other annual compensation not properly categorized as salary or bonus (column (e)); (iv) long-term compensation (columns (f), (g) and (h)), including (A) the dollar value of any award of restricted stock (calculated by multiplying the closing sale price of the common stock on the date of grant by the number of shares awarded) (column (f)), (B) the sum of the number of stock options granted (column (g)) and (C) the dollar value of all payments pursuant to long-term incentive plans ("LTIPs") (column (h)); and (v) all other compensation for the covered year that we believe could not be properly reported in any other column of the table (column (i)).

                          SUMMARY COMPENSATION TABLE

                                                                          Long-Term Compensation
                                                                     --------------------------------
                                                                              Awards
                                                                     ---------------------
                                        Annual Compensation                                   Payouts
                                -----------------------------------  Restricted  Securities   -------
                                                        Other Annual   Stock     Underlying    LTIP     All Other
                                 Salary      Bonus      Compensation   Awards   Options/SARs  Payouts  Compensation
   Name and Position       Year  ($) (1)    ($) (1)       ($) (2)      ($)(3)      (#)(4)     ($) (1)    ($) (5)
   -----------------       ---- ---------  ---------    ------------ ---------- ------------  -------  ------------
          (a)              (b)     (c)         (d)          (e)         (f)          (g)        (h)        (i)
G. Kennedy Thompson        2001 1,000,000  2,600,000        74,050          --   1,098,800(4)      --     126,533
   President and CEO       2000   940,000         --        30,834     697,531     477,900         --   4,255,158
                           1999   500,000         --        16,183     824,063      35,800         --     106,020
Leslie M. Baker, Jr.       2001   998,667  1,500,000(6)         --   7,021,200     380,000         --     424,956
   Chairman
Benjamin P. Jenkins, III   2001   541,667  1,250,000        69,306          --     384,300         --     178,730
   Senior Executive Vice   2000   525,000    600,000       523,632     473,438     334,500         --     298,095
   President and           1999   445,000         --       426,876     809,986      67,900    300,000     210,972
   President-General
   Bank
Donald A. McMullen, Jr.    2001   508,333  2,200,000        59,711          --     305,000         --      76,725
   Senior Executive Vice   2000   500,000  2,063,000        23,531     552,344     272,500         --     106,628
   President and           1999   490,000         --        18,495     979,975      42,962    441,403      76,069
   President-Capital
   Management
Stephen E. Cummings        2001   233,333  2,400,000     3,591,909          --      80,000         --     223,781
   Senior Executive Vice.. 2000   200,000  2,148,368(7)  3,526,227          --          --         --     169,604
   President and Co-       1999   200,000  2,000,000     2,576,286     247,219      11,300         --       9,843
   Head, Corporate &
   Investment Banking

--------
(1) Amounts include dollars deferred by the Named Officers under our deferred compensation plans. At the election of the participants in such plans, account balances are paid in a lump sum or in ten annual installments upon termination of employment due to death, disability or retirement, except in the event of a "change in control" of Wachovia where the successor or acquiring corporation does not elect to continue such plans, in which case such balances are to be paid in a lump sum. A nonqualified retirement trust has been established to fund certain nonqualified benefit plans, including our deferred compensation plans. Prior to a "change in control" of Wachovia, benefits are paid from the trust only upon our direction. Upon the occurrence of a "change in control", we are required to contribute an amount to the trust sufficient to pay the benefits required to be paid under such plans as of the date on which the "change in control" occurs.

(2) Represents reimbursement for (i) payment of taxes, and (ii) personal benefits, if the personal benefits exceed the lesser of $50,000 or 10% of the total of the amounts in columns (c) and (d). Personal benefits for a Named Officer which exceeded 25% of the Named Officer's total personal benefits in 2001 were as follows:

                                        Thompson Baker Jenkins McMullen Cummings
                                        -------- ----- ------- -------- ---------
Expense allowance...................... $54,000   --   42,000   42,000         --
Amounts reimbursed for relocation......      --   --    8,820       --         --
Amounts reimbursed for payment of taxes   5,462   --   10,424    7,231         --
Acquisition-related retention payment..           --       --       --  3,587,409

   For the years 1999-2001, Mr. Cummings received retention payments in connection with Legacy First Union's acquisition of Bowles Hollowell Conner & Co. in 1998. Those retention payments were not made pursuant to any performance incentive compensation plan or arrangement with Mr. Cummings. In the event Mr. Cummings continues to be an employee of Wachovia on April 30, 2002, he will receive the final retention payment in connection with that acquisition.


(3) The aggregate number of shares or units of restricted stock held as of December 31, 2001, and the value thereof as of such date, were as follows:
    Thompson: 46,016 shares ($1,443,062); Baker: 284,934 units ($8,935,530);
    Jenkins: 31,823 shares ($997,969); McMullen: 32,716 shares ($1,025,974);
    and Cummings: 5,200 shares ($163,072). During 2001, Mr. Baker was awarded 80,000 units with a four-year restriction period before vesting 100% at the end of the restriction period, and 120,000 units that were immediately vested prior to completion of the merger, in accordance with his Legacy Wachovia employment agreement. Upon vesting, units of restricted stock convert to an equal number of shares of common stock. No dividends are paid on restricted stock units during the restriction period. See also "Employment Contracts".


   Shares of restricted stock generally vest at a rate of 20% per year over five years or upon termination due to death, disability, retirement (as defined in the applicable stock plan), or a "change in control" of Wachovia. Dividends are paid on shares of restricted stock grants to Messrs. Thompson, Jenkins, McMullen and Cummings at the same time dividends on the other outstanding shares of common stock are paid. See also footnote (7) below.

(4) Mr. Thompson received a special one-time stock option grant of 250,000 shares in January 2001 in connection with terminating Legacy First Union's Supplemental Retirement Plan (the "SERP"), as of December 31, 2000. The amount of option grant was based upon the projected value of the SERP over the five years following SERP termination. Due to then-present limitations in the number of shares available for issuance to an individual under our 1998 Stock Incentive Plan, we were unable in 2000 to award Mr. Thompson a sufficient number of stock options equal to his projected SERP value. To more closely approximate his projected SERP value, we granted Mr. Thompson these stock options in January 2001.

(5) Amounts shown for 2001 consist of the following:

                                               Thompson  Baker  Jenkins McMullen Cummings
                                               -------- ------- ------- -------- --------
Savings plan matching contributions........... $60,300   59,920 31,800   30,300   10,500
Value of life insurance premiums*.............  24,041  357,901 49,618   45,056      270
Value of disability insurance.................   1,136    7,134  3,166       --       --
Above market interest on deferred compensation  41,056       -- 94,147    1,369       --
Carried interest plan termination.............      --       --     --       --  213,011

* The value of life insurance premiums includes the value of premiums advanced by us under split-dollar life insurance agreements. We may terminate certain of such agreements and receive our interest in the related life insurance policies under certain conditions, provided we may not terminate such agreements if certain of such conditions occur after a "change in control" of Wachovia.


(6) Pursuant to his employment agreement with Wachovia, Mr. Baker's annual base salary and annual cash incentive bonus are to be determined by the board of directors, but in no event is his base salary and annual bonus to be less than that of Mr. Thompson's. Notwithstanding that provision, Mr. Baker declined to accept a 2001 annual bonus equal to Mr. Thompson's and instead recommended he receive a 2001 annual bonus calculated pursuant to Legacy Wachovia's senior management incentive plan, which provided the 2001 annual bonus indicated. See also "Employment Contracts".


(7) In 2000, Mr. Cummings participated in an annual incentive bonus plan for the Corporate & Investment Banking Group that requires 30% of his annual incentive bonus to be paid in shares of restricted stock (the "Bonus Shares"). We matched 25% of the Bonus Shares with additional shares of restricted stock. The shares of restricted stock awarded under the plan will vest in three equal annual installments beginning on the first anniversary of the incentive award. The bonus amounts set forth in the Summary Compensation Table represent the total bonus, including the portions attributable to those matched shares of restricted stock. These shares of restricted stock are not included in footnote (3) above or in column (f).

Option/SAR Grants Table

The following table sets forth with respect to grants of stock options made during 2001 to each of the Named Officers: (i) the name of such officer (column
(a)); (ii) the number of options granted (column (b)); (iii) the percent the grant represents of the total options granted to all employees during 2001 (column (c)); (iv) the per share exercise price of the options granted (column
(d)); (v) the expiration date of the options (column e)); and (vi) the Black-Scholes value of the options at grant date (column (f)).

                           OPTION/SAR GRANTS IN 2001

                                 Individual Grants
                                 -----------------
                                    % of Total
          Number of Securities     Options/SARs
         Underlying Options/SARS    Granted to     Exercise or               Black-Scholes
                 Granted           Employees in    Base Price  Expiration Grant Date Value (5)
Name               (#)                 2001          ($/Sh)       Date            ($)
----     ----------------------- ----------------- ----------- ---------- --------------------
   (a)         (b)                      (c)            (d)        (e)             (f)
Thompson      250,000 (1)                            31.0625    01/04/11       2,587,500
              500,000 (2)                              30.40    04/17/11       5,025,000
              348,800 (3)                              34.92    07/31/11       4,164,672
              -----------
          Total:       1,098,800       5.08%
Baker         380,000 (4)              1.76%           33.69    01/26/11       3,739,200
Jenkins       175,000 (2)                              30.40    04/17/11       1,758,750
              209,300 (3)                              34.92    07/31/11       2,499,042
              -----------
         Total:          384,300       1.78%
McMullen      150,000 (2)                              30.40    04/17/11       1,507,500
              155,000 (3)                              34.92    07/31/11       1,850,700
              -----------
         Total:          305,000       1.41%
Cummings       80,000 (2)              0.37%           30.40    04/17/11         804,000

--------

(1) Legacy First Union terminated its SERP in December 2000. These options were granted under our 1998 Stock Incentive Plan to Mr. Thompson and other SERP participants in lieu of future participation in the SERP and are nonqualified stock options. The option exercise price is equal to the market value of the common stock on the date of grant. The options are exercisable 33 1/3% per year in 2002, 2003 and 2004. See footnote (4) of "Summary Compensation Table" and footnote (5) below.

(2) These options are nonqualified stock options. The options are exercisable over a three-year period in 33 1/3% annual increments, at an option exercise price equal to the market price of the common stock on the date of grant. These options were granted from our 1998 Stock Incentive Plan. See footnote (5) below.

(3) We terminated our 2000 Cash Performance and Retention Plan upon consummation of the merger with Legacy Wachovia. These options were granted under our 1998 Stock Incentive Plan to participants in the 2000 Cash Performance and Retention Plan in lieu of future participation in that plan and are nonqualified stock options. The option exercise price is equal to the market price of the common stock on the date of grant. The options become exercisable on December 31, 2003. See "Compensation Committee Report on Executive Compensation" and footnote (5) below.

(4) These options are nonqualified stock options. The options become exercisable over a five-year period in 20% annual increments, at an option price equal to the market price of the common stock on the date of grant. These options were granted from the Legacy Wachovia Stock Plan. See footnote (5) below.

(5) The values shown for the options referred to in footnote (1) reflect standard application of the Black-Scholes pricing model using (i) 60-month volatility (36.25%) and daily stock prices for the five years prior to grant date, (ii) an option term of ten years, (iii) an interest rate that corresponds to the U.S. Treasury rate with a seven-year maturity (5.13%), and (iv) dividends at the annualized rate in place on the date of grant ($0.96). The values shown for the options referred to in footnote (2) reflect standard application of the Black-Scholes pricing model using (i) 60-month volatility (36.47%) and daily stock prices for the five years prior to grant date, (ii) an option term of ten years, (iii) an interest rate that corresponds to the U.S. Treasury rate with a seven-year maturity (5.03%), and (iv) dividends at the annualized rate in place on the date of grant ($0.96). The values shown for the options referred to in footnote (3) reflect standard application of the Black-Scholes pricing model using (i) 60-month volatility (37.06%) and daily stock prices for the five years prior to grant date, (ii) an option term of ten years, (iii) an interest rate that corresponds to the U.S. Treasury rate with a seven-year maturity (4.51%), and (iv) dividends at the annualized rate in place on the date of grant ($0.96). The values shown for the options referred to in footnote (4) reflect standard application of the Black-Scholes pricing model using (i) 60-month volatility (33.04%) and daily stock prices for the five years prior to grant date, (ii) an option term of ten years, (iii) an interest rate that corresponds to the U.S. Treasury rate with a seven-year maturity (5.13%) and (iv) dividends at the annualized rate in place at Legacy Wachovia on the date of grant ($1.20). The values do not take into account risk factors such as non-transferability and limits on exercisability. The Black-Scholes options possibilities of future stock returns (dividends plus share price appreciation) resemble a normal "bell-shaped" curve. In assessing the values indicated in the above table, it should be kept in mind that no matter what theoretical value is placed on a stock option on the date of grant, the ultimate value of the option is dependent on the market value of the common stock at a future date, which will depend to a large degree on the efforts of the Named Officers to bring future success to Wachovia for the benefit of all stockholders.

  Aggregated Option/SAR Exercises and Year-End Option/SAR Value Table

The following table sets forth with respect to each exercise of stock options (or tandem stock appreciation rights ("SARs")) and freestanding SARs during 2001 by each of the Named Officers and the year-end value of unexercised options and SARs on an aggregated basis: (i) the name of such officer (column
(a)); (ii) the number of shares received upon exercise, or if no shares were received, the number of securities with respect to which the options or SARs were exercised (column (b)); (iii) the aggregate dollar value realized upon exercise (column (c)); (iv) the total number of unexercised options and SARs held at December 31, 2001, separately identifying the exercisable and unexercisable options and SARs (column (d)); and (v) the aggregate dollar value of in-the-money, unexercised options and SARs held at December 31, 2001, separately identifying the exercisable and unexercisable options and SARs (column (e)).

                  AGGREGATED OPTION/SAR EXERCISES IN 2001 AND
                      DECEMBER 31, 2001 OPTION/SAR VALUES

                                            Number of Securities
                                           Underlying Unexercised   Value of Unexercised In-the-
                                                Options/SARs             Money Options/SARs
                                             at 12/31/01 (#)(1)          at 12/31/01 ($)(2)
                                         -------------------------- ----------------------------
         Shares Acquired      Value
Name     on Exercise (#) Realized ($)(3) Exercisable/ Unexercisable  Exercisable/ Unexercisable
----     --------------- --------------- -------------------------- ----------------------------
   (a)         (b)             (c)                  (d)                         (e)
Thompson     26,400          220,440          533,488/1,202,106           666,239/1,235,918
Baker         4,570           57,811          912,078/1,026,508          4,638,596/126,967
Jenkins          --               --          361,462/160,640             863,206/607,600
McMullen         --               --          370,140/382,306             366,459/435,139
Cummings         --               --           10,660/80,640                   0/76,800

--------
(1) Upon a "change in control" of Wachovia, all outstanding options will become exercisable.

(2) Values represent the difference between the option exercise price and the market value of Wachovia common stock on December 31, 2001, rounded to the nearest dollar. Options which have an exercise price above the market value on that date have an attributed value of zero.

(3) Values represent the difference between the option exercise price and the market value of Wachovia common stock on the date of exercise, rounded to the nearest dollar.

  Long-Term Incentive Plan Awards Table

The following table sets forth, with respect to each award made to a Named Officer in 2001 under any LTIP: (i) the name of such officer (column (a)); (ii) the number of shares, units or other rights awarded under any LTIP (column
(b)); (iii) the performance or other time period until payout or maturation of the award (column (c)); and (iv) for LTIPs not based on stock price, the dollar value of the estimated payout or range of estimated payouts under the award (threshold, target and maximum amount), whether such award is denominated in stock or cash (columns (d) through (f)).

                   LONG-TERM INCENTIVE PLANS--AWARDS IN 2001

                                                    Estimated Future Payments under
                                                      Non-Stock Price-Based Plans
                                                    -------------------------------
          Number of Shares,  Performance or Other
           Units or Other   Period Until Maturation Threshold      Target  Maximum
 Name        Rights (#)            Or Payout        ($ or #)      ($ or #) ($ or #)
 ----     ----------------- ----------------------- ---------     -------- --------
    (a)          (b)                  (c)              (d)          (e)      (f)
 Thompson         0                   --               --            --       --
 Baker            0                   --               --            --       --
 Jenkins          0                   --               --            --       --
 McMullen         0                   --               --            --       --
 Cummings         0                   --               --            --       --

--------

As more fully described in "Compensation Committee Report on Executive Compensation," in 2001, we terminated our Management Long-Term Cash Incentive Plan and our 2000 Cash Performance and Retention Plan. No payments were made to any executive officers in 2001 under either of these plans. Upon termination of the 2000 Cash Performance and Retention Plan, participants in that plan, including Messrs. Thompson, Jenkins, and McMullen, were granted stock options in lieu of future participation in that plan. See "Option/SAR Grants Table" for a description of those option grants.


  Pension Plan and Other Retirement Arrangements Table

The following table sets forth the estimated annual benefits payable upon retirement under Wachovia's tax qualified pension plan in the specified compensation and years of service classifications indicated below.

                                                      Estimated annual pension plan retirement benefit, assuming a
                 Average annual                   married participant, a straight life annuity and the years of service
                  Compensation                                                indicated (1)
                  ------------                    ---------------------------------------------------------------------
                                                    15 years          20 years     25 years     30 years     35 years
                                                  --------          --------     --------     --------     --------
 $ 200,000....................................... $37,328           $49,771      $62,214      $74,657      $87,100
 400,000.........................................  37,328            49,771       62,214       74,657       87,100
 600,000.........................................  37,328            49,771       62,214       74,657       87,100
 800,000.........................................  37,328            49,771       62,214       74,657       87,100
 1,000,000.......................................  37,328            49,771       62,214       74,657       87,100
 1,200,000.......................................  37,328            49,771       62,214       74,657       87,100

--------
(1) For the year ending December 31, 2002, the annual retirement benefit payable under our pension plan is limited by federal law to $160,000 and the maximum covered compensation is limited to $200,000. The benefit amounts listed above exclude any amount payable under Social Security.


The compensation covered by our pension plan includes basic compensation. The portions of compensation which are considered covered compensation under our pension plan for the Named Officers are the salary amounts indicated in the Summary Compensation Table less deferred amounts. As of January 1, 2002, the credited full years of service under our pension plan were as follows:
Thompson: 26 years; Baker: 31 years; Jenkins: 29 years; McMullen: 7 years; and
Cummings: 3 years.


Legacy Wachovia entered into a nonqualified, un-funded retirement agreement with a number of senior officers of Legacy Wachovia, including Leslie M. Baker, Jr. As a result of the merger, these agreements became obligations of Wachovia. Mr. Baker's agreement is intended to restore the benefits lost because of statutory limits imposed by federal law and to supplement the retirement payments received by Mr. Baker under our pension plan.

Under the terms of his supplemental retirement agreement, upon retirement, Mr. Baker will be entitled to receive a supplemental benefit. The monthly amount of the supplemental benefit is equal to one-twelfth of the product of 2.5% of Mr. Baker's final average compensation times the number of years of creditable service under our pension plan (up to a maximum of 62.5%), reduced by the amount of monthly payments under our pension plan and any other pension plan. "Final average compensation" means the average of Mr. Baker's annual compensation for the three full years within the final five years of employment that produce the highest average. Annual compensation for this purpose includes total cash remuneration from Wachovia, including base salary, incentive compensation to the extent approved by the Compensation Committee, salary reduction amounts under qualified and unqualified plans or arrangements, and deferrals under deferred compensation plans and agreements. The supplemental benefit generally is paid in the form of a single life annuity for Mr. Baker's life, although payments may be made in a lump sum in certain circumstances. The agreement also provides for the payment of reduced supplemental benefits in the event of Mr. Baker's death or disability.

The agreement with Mr. Baker provides that, in the event of a change of control of Legacy Wachovia, his rights to benefits under the agreement will be fully vested, without regard to his termination for any reason (other than cause). Further, if Mr. Baker is voluntarily or involuntarily terminated during the three-year period following a change of control of Legacy Wachovia, his supplemental benefit will be deferred until the end of the compensation period under any applicable employment agreement with Wachovia and adjusted to reflect any continuation benefits under his employment agreement. The merger between Legacy Wachovia and Legacy First Union constituted a change of control under Mr. Baker's supplemental retirement agreement.


The following table sets forth estimated total annual benefits which would become payable to Mr. Baker under the formula in his retirement agreement (which amounts will be reduced by the benefits paid under our pension plan) based upon final average compensation and years of credited service.

       Average Compensation
          During Highest
Three Years in the Last Five Years          Estimated Annual Retirement Benefits
        Before Retirement                      for Years of Credited Service
        -----------------          ------------------------------------------------------
                                    15 years   20 years   25 years   30 years   35 years
                                   ---------- ---------- ---------- ---------- ----------
            $500,000.............. $  187,500 $  250,000 $  312,500 $  312,500 $  312,500
             1,000,000............    375,000    500,000    625,000    625,000    625,000
             1,500,000............    562,500    750,000    937,500    937,500    937,500
             2,000,000............    750,000  1,000,000  1,250,000  1,250,000  1,250,000
             2,500,000............    937,500  1,250,000  1,562,500  1,562,500  1,562,500
             3,000,000............  1,125,000  1,500,000  1,875,000  1,875,000  1,875,000
             3,500,000............  1,312,500  1,750,000  2,187,500  2,187,500  2,187,500

--------


None of the other Named Officers have a supplemental retirement arrangement with Wachovia. See footnote (4) to "Summary Compensation Table" and footnote
(1) to "Option/SAR Grants Table".


Director Compensation

Non-employee directors receive a quarterly retainer of $12,500. If more than six board or committee meetings are held in an annual period, directors receive an additional $1,500 for each additional committee meeting attended and $2,000 for each additional board meeting attended. The Chairman of each committee receives a quarterly fee of $2,500. In addition, each director is credited under the Deferred Compensation Plan for Non-Employee Directors, as described below, a quarterly amount equal to $13,750, in the director's common stock equivalent deferred account. Wachovia reimburses directors for travel and accommodation expenses. Directors who are Wachovia employees do not receive any directors' fees. Directors' fees totaling $1,191,286 were either paid to the directors in 2001 (including Legacy First Union directors) or deferred under the terms of our Deferred Compensation Plan for Non-Employee Directors. These directors' fees do not include directors' fees paid by Legacy Wachovia in 2001.

Under the Deferred Compensation Plan for Non-Employee Directors, directors who are not Wachovia employees may defer payment of all or any part of their directors' fees. Deferred amounts are payable after the end of the calendar year in which the director ceases to be a director, in annual installments over a ten-year period, unless otherwise determined by the Compensation Committee. In 2001, 23 directors (including Legacy First Union directors) deferred $964,124 of their 2001 directors' fees. These deferred fees do not include any fees deferred under the Legacy Wachovia directors' deferred compensation plan. Deferred fees may either earn interest or be valued based on the market value of Wachovia common stock, at the director's option.

Directors having their deferred fees valued based on the market value of Wachovia common stock are investing in common stock equivalents. This means that the value of their deferred account is based on the market value of Wachovia common stock and will rise and fall as if the account was actually invested in the stock. As of February 20, 2002, a total of 16 directors had an aggregate of $7,095,879 in their common stock equivalent deferred accounts, which would equate to an aggregate of 232,652 shares of Wachovia common stock based on the market value of Wachovia common stock on that date. These common stock equivalent amounts include common stock equivalents credited to directors under predecessor companies' deferred compensation plans. Common stock equivalents do not have voting rights.

The foregoing does not include payments made to five former directors for serving as special advisory consultants to the board. Those former directors retired as of the 1998 Annual Meeting of Stockholders, are to be paid a $60,000 annual retainer fee for the three-year period from April 1998 to April 2001, and are eligible during that period to participate in the same benefit programs in which the current directors are eligible to participate.

Employment Contracts

   Thompson. In November 1999, we entered into an employment agreement with G. Kennedy Thompson, the current CEO and President of Wachovia. Mr. Thompson requested an amendment to that agreement in February 2002 resulting in the employment agreement having a three-year (five-year prior to the February 2002 amendment) employment period, which is consistent with other Wachovia executive officers. The employment agreement is automatically extended on an annual basis unless either party determines otherwise prior to the annual extension date. The agreement provides that if we terminate his employment for reasons other than "cause", death, disability or retirement or he terminates his employment for "good reason", then he will be entitled to (i) a pro rata annual bonus for the period prior to his termination date, based on the highest bonus paid to him during either the three-year period prior to his termination or the three-year period prior to the date of the agreement, (ii) an amount equal to three times (five times prior to the February 2002 amendment) his annual base salary and the highest bonus determined under (i) above, and (iii) medical and life insurance benefits for him and his family for three years (five years prior to the February 2002 amendment) after his termination date (or for life if the termination date occurs after a "change in control" of Wachovia). The agreement also provides for a gross-up payment equal to the amount of excise taxes (plus the applicable federal and state income, FICA and excise taxes due on such gross-up payment) payable by him if his employment is terminated in conjunction with a "change in control" of Wachovia and such taxes become payable as a result of payments to him under the agreement or otherwise, being deemed to be "excess parachute payments" for federal tax purposes.

   Baker. In connection with the merger, Wachovia entered into a three-year employment agreement with Leslie M. Baker, Jr., Chairman, President and Chief Executive Officer of Legacy Wachovia. The agreement provides that he will serve as Chairman of the board of the combined company during the term of his employment. Mr. Baker will be entitled to receive a minimum annual base salary and an annual cash incentive bonus in an amount to be determined by the combined company's board of directors, but in no event may Mr. Baker's base salary and annual bonus be less than that of Mr. Thompson's. In addition, he will be eligible to participate in various employee benefit plans and will be entitled to certain fringe benefits. The employment agreement also provides for the payment of premium amounts with respect to Mr. Baker's existing split dollar life insurance agreement and executive life insurance program as set forth in the applicable agreement or program, regardless of whether he continues to be employed by us. Also, upon the earlier of the expiration of his employment period or the termination of his employment for any reason, Wachovia will honor Mr. Baker's current supplemental retirement agreement, which will entitle Mr. Baker to receive an annual retirement benefit in addition to his normal pension benefit. See also "Pension Plan and Other Retirement Arrangements Table". Upon termination of employment, Mr. Baker will also receive a payment of $200,000 per year for life, net of taxes, for office space, secretarial support and transportation. The employment agreement also preserved Mr. Baker's right to an award of 120,000 units of restricted stock which was approved by the Legacy Wachovia board of directors in 1999 and provided in Mr. Baker's employment agreement with Legacy Wachovia. Those units vested immediately prior to completion of the merger.

   The agreement provides that Mr. Baker's employment will automatically terminate upon his death, disability or retirement. In addition, Wachovia may terminate his employment for "cause" and he may terminate his employment for any reason. If Mr. Baker's employment is terminated for any reason other than for illegal conduct then he will be entitled to (i) a pro rata annual bonus for the period prior to his termination based on the highest bonus paid to him during either the three-year period prior to his termination date or the three-year period prior to the date of the agreement, (ii) an amount equal to his annual base salary plus the bonus determined under (i) above multiplied by the sum of the number of years and fractions of years remaining in his employment period, or by three if the termination occurs after a "change in control" of Wachovia, plus one, (iii) medical, dental and life insurance benefits for him and his family for the period from the termination date to the expiration of the employment period, or for life if the termination date occurs after a "change in control" of Wachovia, and (iv) continue to vest in restricted stock and options. Also, Mr. Baker will be entitled to a gross-up payment equal to the amount of excise taxes, plus the applicable income taxes due on such gross-up payment, payable by him if such taxes become payable under his agreement or otherwise, including such taxes which become payable as a result of the merger between Legacy Wachovia and Legacy First Union.

   Other Employment Agreements. We have also entered into employment agreements with Messrs. Jenkins, McMullen, and Cummings and certain other executive officers that contain terms substantially similar to our employment agreement with Mr. Thompson.

Compensation Committee Interlocks and Insider Participation

The current members of the Compensation Committee are Brown, Browning, Ingram and Shaw, none of whom is, or has been, an officer or employee of Wachovia.

G. Kennedy Thompson serves on the board of Florida Rock Industries, Inc. and as one of the outside directors on its Compensation Committee during 2001. John D. Baker, II, a director of Wachovia, serves as President and Chief Executive Officer of Florida Rock Industries, Inc. See also "Other Matters Relating to Executive Officers and Directors".

Compensation Committee Report on Executive Compensation


The Compensation Committee administers Wachovia's senior management compensation program. The Compensation Committee is responsible for the establishment, approval and oversight of the total compensation and benefit policies, plans, programs and agreements for senior management and consists entirely of nonemployee directors who are not eligible to participate in the management compensation program. During 2001, the following individuals served on the Compensation Committee: Robert J. Brown, Peter C. Browning, Robert A. Ingram, and Ruth G. Shaw. None of these individuals is, or has been, an officer or employee of Wachovia.


  Compensation Philosophy

The Compensation Committee has established guiding principles for our compensation program. The program is intended to:

  . Reinforce the alignment of the interest of senior management employees with the interest of Wachovia's stockholders;

  . Attract and retain key talent needed for Wachovia to compete successfully in an intensely competitive environment;

  . Motivate executives with reasonable and competitive total compensation opportunities based on the sustained performance of Wachovia and the individual's contributions to that performance;

  .  Emphasize performance-based compensation over fixed salary; and

  . Use long-term equity programs based on the performance of Wachovia common stock to further align the interests of senior management with our stockholders.

The executive compensation program is reviewed periodically to ensure it meets our strategic needs. During 2001, a special review was conducted with a nationally recognized executive compensation consultant to ensure our program continues to accomplish the following objectives:

  .  Executive compensation strategy supports our company strategy;

  . The overall compensation package, including the mix of base salary, short term and long term cash incentives and common stock incentives is competitive; and

  .  Ensure the overall program is strongly aligned with stockholder interests.

This program utilizes competitive peer group information to determine base salary, targeted and maximum incentive pay levels and stock award guidelines. These peer groups differ for each of the businesses headed by executive and senior officers and generally consist of those comparable financial institutions that compete in the same markets, providing similar financial services and products. The peer groups will change over time and will consist of other major U. S. bank holding companies and other selected competitors that will vary depending upon the business unit. The Compensation Committee believes that the most direct competitors for executive talent are not necessarily all of the companies that would be included in a published industry index for comparing total stockholder value; therefore, peer groups will not directly correspond to the broad list of institutions that make up the indices shown on page 25.

  Compensation Program

Compensation paid to the executive officers for 2001 consisted primarily of salary, performance-based incentives and awards of stock options and, for the Legacy Wachovia executives, restricted stock. The payment of incentives and awards of stock options and restricted stock are directly related to corporate and individual performance, as well as business unit performance, where relevant.

  Base Salary

Members of senior management receive base salaries determined by the responsibilities, skills and experience related to their respective positions. Other factors considered in base salary determination are individual performance, the success of each business unit in the individual's area of responsibility in achieving established profit and business plans, the competitiveness of the executive's total compensation and Wachovia's ability to pay an appropriate and competitive salary. Members of senior management are eligible for periodic increases in their base salary as a result of individual performance or significant increases in their duties and responsibilities. The amount and timing of an increase depends upon the individual's performance, position of salary to the competitive market median salary, and the time interval and any added responsibilities since the last salary increase. The salary increases during 2001 for certain executives, including the Named Officers, were based on an evaluation by the Compensation Committee of the above-described factors. These salary increases are reflected in the Summary Compensation Table.

  Annual Cash Incentives

The short-term Senior Management Incentive Plan covering executive officers is funded based on Wachovia's actual financial performance relative to pre-established financial performance goals. Individual awards are determined as a percentage of base salary, and are targeted to the competitive market median trends. Determination of individual awards is based primarily on financial performance, but includes a subjective assessment of individual performance, as appropriate. Measures of individual performance include meeting business unit objectives, customer service goals, promoting corporate values and providing leadership to employees. For 2001, financial performance was measured using EPS for each legacy company for the first eight months of the year, and combined EPS for the final four months of the year. Wachovia substantially achieved the full year 2001 EPS goal set by the Compensation Committee. The Compensation Committee has the discretion to supplement the final allocated award by up to 25% if certain economic benchmarks are achieved.


Certain executive officers, including Mr. Baker, received annual cash incentive awards for 2001 from the Legacy Wachovia Senior Management Incentive Plan ("MIP"). The financial performance criteria for the MIP were similar to those in the Senior Management Incentive Plan. In 2001, Mr. Baker advised the board that he would not accept an award higher than that provided under the MIP even though he was entitled to receive an award equal to that of the CEO pursuant to his employment agreement.


  Long-Term Cash Compensation


In 2001, the Compensation Committee discontinued the 2000 Cash Performance and Retention Plan ("CPRP") under which certain key executives, including the Named Officers (with the exception of Messrs. Baker and Cummings), were granted performance units. The unit valuations were to have an annual performance component determined by annual increases in earnings per share over a three-year period, beginning January 1, 2001, and a long-term retention component so that in no event would the performance units have a total value less than the applicable executive's base salary as of December 31, 2001. The Compensation Committee determined that the revised projections of earnings per share of the combined company would result in incentive amounts that would not properly reflect the original intent of the CPRP. Contingent upon the consummation of the merger, the Compensation Committee terminated the CPRP and granted 1.55 nonqualified stock options for each performance unit. The number of options granted for each performance unit was determined based on the estimated value of the CPRP using projected Legacy First Union performance on a pre-merger, stand alone basis. The exercise price of the options was set at the closing price of Wachovia common stock on the date of merger consummation. The options have a ten-year term, expiring on July 31, 2011, and will vest 100% on December 31, 2003 (the original vesting date of the CPRP). See "Options/SAR Grants Table".

In 2000, the Compensation Committee terminated the Legacy First Union Management Long-term Cash Incentive Plan. Legacy Wachovia did not have a long-term cash incentive plan.

  Long-Term Equity-Based Compensation

Prior to the merger the legacy companies awarded long-term equity-based awards using two different compensation philosophies. The Compensation Committee has retained a nationally recognized executive compensation consulting firm to assist them in developing a new long-term equity compensation strategy to meet the needs of the combined company. The results of this review will be reflected in a number of changes for 2002.

In 2001, Legacy First Union awarded nonqualified stock options to members of senior management. The stock options were granted under the 1998 Stock Incentive Plan, and will vest in three equal annual installments beginning on the first anniversary of the grant. Prior to 2001, stock options generally vested after one year, and restricted stock awards vested in five equal annual installments. The change in stock option vesting impacted equity awards to all participants, including the Named Officers. These changes were approved to make the terms of the equity awards more competitive with those of peer financial institutions.

In 2001, Legacy Wachovia awarded nonqualified stock options and restricted stock units to members of senior management. The stock options will vest in three equal annual installments beginning on the first anniversary of the grant, and the restricted stock units will vest in four equal annual installments beginning on the first anniversary of the grant.

  Deductibility of Executive Compensation

The Compensation Committee's review of executive compensation relative to the $1,000,000 limit on tax-deductible compensation under Section 162(m) of the Internal Revenue Code was made in the context of insuring the ability to balance sound compensation decisions with appropriate fiscal responsibility. The Compensation Committee's intention has been to modify our executive compensation plans to minimize the possibility of lost deductions. However, it is also the Compensation Committee's intent to balance the effectiveness of such plans against the materiality of any possible lost deductions.

  2001 Compensation for the CEO

The Chief Executive Officer's compensation is determined based on the same basic factors as described above for other members of senior management. In establishing the base salary, incentive awards and stock awards for 2001, the Compensation Committee considered Wachovia's overall performance in meeting the needs of stockholders, customers, communities served and employees. The Compensation Committee determined that Mr. Thompson had continued to lead Wachovia successfully during an ever-changing and intensely competitive environment, and through the implementation of merger integration. In addition, Mr. Thompson led a substantial increase in customer service scores, a successful corporate expense reduction initiative, the sale of the mortgage and credit card loan portfolio, and other strategic restructuring initiatives. These factors, along with Mr. Thompson's personal leadership and accomplishments, were considered in conjunction with Wachovia's financial results in relation to its established business plan and in comparison with the performance of peer organizations. Mr. Thompson's 2001 Senior Management Incentive Plan award was based on the above considerations and Wachovia's achieving the annual performance goals as described above in this report under the heading "Annual Cash Incentives".

In January 2001, Mr. Thompson received the second of two stock options grants approved by the Compensation Committee in 2000, in consideration of the termination of the Legacy First Union Supplemental Executive Retirement Plan. The special stock option grants are intended to make Mr. Thompson's future retirement benefits more contingent on stock price appreciation and less dependent on cash entitlements for service tenure. See "Option/SAR Grants Table".

In 2001, Mr. Thompson received a one-time stock option grant in consideration of the termination of the CPRP as described above in this report under the heading "Long-term Cash Compensation". See "Option/SAR Grants Table".

PETER C. BROWNING, Chairman
ROBERT J. BROWN
ROBERT A. INGRAM
RUTH G. SHAW

Performance Graph

The following graph compares (i) the yearly change in the cumulative total stockholder return on Wachovia common stock with (ii) the cumulative return of the Standard & Poor's 500 Stock Index ("S&P 500") and the Keefe, Bruyette & Woods, Inc. 50 Index ("KBW 50"). The graph assumes that the value of an investment in Wachovia common stock and in each index was $100 on December 31, 1996, and that all dividends were reinvested.

The S&P 500 and the KBW 50 are market-capitalization-weighted indices, meaning that companies with a higher market value count for more in both indices. The KBW 50 is comprised of 50 bank holding companies, including all money-center and major regional bank holding companies.


                                    [CHART]

                                    December 31,
            12/31/96   12/31/97   12/31/98   12/31/99   12/31/00   12/31/01
Wachovia     $100.00     142.16     173.45      98.36      88.54     102.81
S&P 500       100.00     133.32     171.34     207.35     188.46     166.16
KBW 50        100.00     146.19     158.29     152.80     183.45     175.89

                                      December 31,
                       ------------------------------------------
                        1996    1997   1998   1999   2000   2001
                       ------- ------ ------ ------ ------ ------
              Wachovia $100.00 142.16 173.45  98.36  88.54 102.81
              S&P 500.  100.00 133.32 171.34 207.35 188.46 166.16
              KBW 50..  100.00 146.19 158.29 152.80 183.45 175.89

Other Matters Relating to Executive Officers and Directors


The directors (including organizations with which they are affiliated and their immediate family members) and executive officers are customers of ours. In management's opinion, the lending relationships with these directors and officers were made in the ordinary course of business and on substantially the same terms, including interest rates, collateral and repayment terms, as comparable transactions with other customers and do not involve more than normal collection risk or present other unfavorable features. During 2001, the aggregate monthly outstanding loan balances made by us to these directors and officers, including to certain related interests, ranged from a high of approximately $2.2 billion to a low of approximately $1.4 billion. In addition to these lending relationships, some directors and their affiliated organizations provide services or otherwise do business with Wachovia and its affiliated entities, and we in turn provide services or otherwise do business with the directors and their organizations, in each case in the ordinary course of business.


  Section 16(a) Beneficial Ownership Reporting Compliance


Section 16(a) of the 1934 Act requires the directors and executive officers covered by that Section to file reports with the SEC and the NYSE relating to their Wachovia common stock and DEPs ownership and any changes in that ownership. To our knowledge, based solely on a review of the copies of those reports or other written representations, during the year ended December 31, 2001, all Section 16(a) filing requirements applicable to directors and executive officers were complied with, except as set forth in prior proxy statements and except for late filings by: Robert Hoak, a former Section 16(a) reporting officer, relating to the sale of 500 shares; Benjamin P. Jenkins, III, a Section 16(a) reporting officer, relating to the withholding of 970 shares for payment of taxes in connection with the exercise of a stock option in 2000; and John D. Baker, II, a director, relating to the omission of 13,040 shares from his initial Form 3. In each case, the failure to file a timely report was inadvertent and promptly corrected after discovery of the reporting obligation.


PROPOSAL 2.  PROPOSAL TO RATIFY THE APPOINTMENT OF AUDITORS

The accounting firm of KPMG LLP has been appointed as Wachovia's auditors for the year 2002 and in accordance with established policy, that appointment is being submitted to stockholders for ratification. In the event the appointment is not ratified by a majority of votes cast, in person or by proxy, it is anticipated that no change in auditors would be made for the current year because of the difficulty and expense of making any change so long after the beginning of the current year, but that vote would be considered in connection with the auditors' appointment for 2003.

KPMG LLP were our auditors for the year ended December 31, 2001, and a representative of the firm is expected to attend the meeting, respond to appropriate questions and if the representative desires, which is not now anticipated, make a statement.

Set forth below is information relating to the aggregate KPMG LLP fees for professional services rendered for the fiscal year ended December 31, 2001.

                                                                      2001
                                                                   -----------
  Audit Fees, excluding Audit Related fees (1).................... $ 6,619,127
  Financial Information Systems Design and Implementation Fees (2) $   201,000
  All Other Fees (3)
     Audit Related (4)............................................ $ 1,880,688
     Other Non-Audit Services (5)................................. $18,376,423
                                                                   -----------
         Total All Other Fees..................................... $20,257,111
                                                                   -----------

--------

(1) Aggregate fees for professional services rendered for the audit of Wachovia's annual financial statements and for the reviews of the consolidated unaudited financial statements included in Wachovia's Quarterly Reports on Form 10-Q during 2001.

(2) Aggregate fees for professional services rendered for information technology services related to financial information systems design and implementation.

(3) Aggregate fees for professional services rendered other than for the services described in (1) and (2) above.

(4) Includes fees related to subsidiary audits and other attestation reports, SEC filings and comfort letters.

(5) Primarily includes tax services and risk management services.

See also "Proposal 1--Committees of the Board and Attendance; Audit & Compliance Committee".

The board recommends that stockholders vote "FOR" this proposal. Proxies, unless indicated to the contrary, will be voted "FOR" this proposal.

PROPOSAL 3.  PROPOSAL TO AMEND WACHOVIA'S ARTICLES OF INCORPORATION

We have taken several recent proactive measures to enhance our corporate governance policies. Some of these measures include:

  .  appointing a lead independent director;

  .  reducing the size of our board of directors;

  .  mandating minimum stock ownership guidelines for senior management;

  . increasing reliance on stock-based compensation to more closely align management and stockholder interests; and

  .  appointing a corporate governance committee of our board.


To further advance our corporate governance policies, the board of directors has adopted an amendment to our articles of incorporation to allow stockholders owning at least 25% of Wachovia's outstanding common stock entitled to vote to call a special meeting of stockholders. In order for this amendment to become effective, our stockholders must also approve this amendment at the annual meeting. Pursuant to our articles of incorporation, the affirmative vote of the holders of at least 80% of the shares entitled to vote at the annual meeting, or votes representing at least 1,093,771,506 shares, is required to approve this amendment. Appendix A contains the terms of the amendment to our articles of incorporation and the discussion below is a summary, and does not purport to be fully descriptive, of the amendment to the articles of incorporation as set forth in Appendix A.


Presently, Wachovia's articles of incorporation allow our board of directors, Chairman of the Board or President to call a special meeting of stockholders. The proposal amending our articles of incorporation would extend this to allow holders of at least 25% of the votes entitled to be cast on each issue proposed to be considered at the proposed special meeting to make a signed and dated written demand for the calling of a special meeting and describing the purpose or purposes for which it is to be held. Any written demand would cease to be effective on the 61/st/ day after the date of signature appearing on the demand unless prior to the 61/st/ day the corporation has received effective written demands from holders sufficient to call the special meeting. A special meeting would be called within a reasonable time after receipt of those written demands. In the event sufficient written demands are not received within 120 days after the first receipt of a written demand for a special meeting of stockholders (the "Initial Demand"), no written demand for a special meeting of stockholders for the same purpose or purposes as set forth in the Initial Demand would be effective until the first anniversary of our receipt of the Initial Demand.

The board of directors believes that the proposal to amend our articles of incorporation is an appropriate corporate governance measure. We support the rights of stockholders to call a special meeting of stockholders and believe the amendment to our articles will make our company even more responsive to stockholder concerns.

This amendment to our articles of incorporation would not alter other provisions of our articles of incorporation or bylaws, which include provisions prescribing the size and classes of the board of directors and prescribing various procedural requirements for submitting matters or proposals to be considered at a stockholders' meeting.

The board recommends that stockholders vote "FOR" this proposal. Proxies, unless indicated to the contrary, will be voted "FOR" this proposal.

OTHER STOCKHOLDER MATTERS

Management is not aware of any other matters to be voted on at the meeting. If any other matters are presented for a vote, the enclosed proxy confers discretionary authority to the individuals named as proxies to vote the shares represented by proxy, as to those matters.


Stockholder proposals intended to be included in our proxy statement and voted on at the 2003 Annual Meeting of Stockholders must be received at our offices at 301 South College Street, Charlotte, North Carolina 28288-0013, Attention:
Corporate Secretary, on or before November 13, 2002. Applicable SEC rules and regulations govern the submission of stockholder proposals and our consideration of them for inclusion in next year's proxy statement and form of proxy.


Pursuant to Wachovia's bylaws, in order for any business not included in the proxy statement for the 2003 Annual Meeting of Stockholders to be brought before the meeting by a stockholder entitled to vote at the meeting, the stockholder must give timely written notice of that business to Wachovia's Corporate Secretary. That meeting is scheduled to be held on April 22, 2003, and to be timely, the notice must not be received any earlier than January 16, 2003 (90 days prior to April 16, 2003, the first anniversary of this year's annual meeting date), nor any later than February 15, 2003 (60 days prior to April 16, 2003). If the date of the meeting is advanced by more than 30 days or delayed by more than 60 days from April 16, 2003, the notice must be received no earlier than the 90/th/ day prior to the 2003 annual meeting and not later than either the 60/th/ day prior to the 2003 annual meeting or the tenth day after public disclosure of the actual meeting date, whichever is later. The notice must state (i) a brief description of the business desired to be brought before the meeting and the reasons for so doing, (ii) the name and address of the stockholder and the number of shares of Wachovia common stock the stockholder owns, and (iii) any material interest of the stockholder in that business, other than having an interest as a stockholder. A proxy may confer discretionary authority to vote on any matter at a meeting if we do not receive notice of the matter within the time frames described above. A copy of our bylaws is available upon request to: Wachovia Corporation, 301 South College Street, Charlotte, North Carolina 28288-0013, Attention: Corporate Secretary. Matters which are not properly presented in accordance with these requirements may be excluded by the Chairman of the meeting.

MISCELLANEOUS


The information referred to under the captions "Compensation Committee Report on Executive Compensation", "Performance Graph" and "Audit & Compliance Committee Report" (to the extent permitted under the 1934 Act) (i) shall not be deemed to be "soliciting material" or to be "filed" with the SEC or subject to Regulation 14A or the liabilities of Section 18 of the 1934 Act, and (ii) notwithstanding anything to the contrary that may be contained in any filing by Wachovia under the 1934 Act or the Securities Act of 1933, shall not be deemed to be incorporated by reference in any such filing.



March 13, 2002

                                                                     Appendix A

                AMENDMENT TO RESTATED ARTICLES OF INCORPORATION
                            OF WACHOVIA CORPORATION

   The following amendment shall be made to the restated articles of incorporation of Wachovia Corporation following stockholder approval of such amendment:

   Paragraph 6 of Article 7 shall be amended to read in its entirety as follows:

   "Special meetings of the shareholders, other than special meetings called under specified circumstances for holders of any class or series of stock of the corporation having a preference over the common stock as to dividends or upon liquidation, may be called at any time by the Board of Directors, the Chairman of the Board or the President of the corporation. In addition, subject to the terms and conditions set forth below, special meetings of the shareholders, other than special meetings called under specified circumstances for holders of any class or series of stock of the corporation having a preference over the common stock as to dividends or upon liquidation, may be called at the request of holders of at least 25 percent of all the votes entitled to be cast on each issue proposed to be considered at the proposed special meeting pursuant to one or more signed and dated written demands for the meeting describing the purpose or purposes for which it is to be held. Any such written demand shall cease to be effective on the sixty-first day after the date of signature appearing on the demand unless prior to the sixty-first day the corporation has received effective written demands from holders sufficient to call the special meeting. The corporation shall call such a special meeting within a reasonable time after receipt of such written demands. In the event that sufficient written demands are not received by the corporation within 120 days after the corporation's first receipt of a written demand for a special meeting of shareholders (the "Initial Demand"), no written demand for a special meeting of shareholders for the same purpose or purposes as set forth in the Initial Demand shall be effective until the first anniversary of the corporation's receipt of the Initial Demand."

DIRECTIONS
--------------------------------------------------------------------------------

Annual Meeting of Stockholders of
Wachovia Corporation
Charlotte Marriott City Center

Grand Ballroom

100 West Trade Street
Charlotte, NC 28202
April 16, 2002, 9:30 a.m.
                                     [MAP]

DRIVING DIRECTIONS
--------------------------------------------------------------------------------

I-77 North From Columbia
Follow I-77 North to Trade Street exit. Go east on Trade Street approximately 1 mile to the Marriott Parking Garage. It is on your left between Church Street and Tryon Street.

I-77 South From Mooresville and Statesville
Follow I-77 South to Trade Street exit. Go east on Trade Street approximately 1 mile to the Marriott Parking Garage. It is on your left between Church Street and Tryon Street.

I-85 South From Greensboro
Follow I-85 South to Charlotte. Take exit for I-77 South to Columbia. Follow I-77 South to Trade Street exit. Go east on Trade Street approximately 1 mile to the Marriott Parking Garage. It is on your left between Church Street and Tryon Street.

I-85 North From Atlanta
Follow I-85 North to I-77 South. Take the Trade Street exit and go east approximately 1 mile to the Marriott Parking Garage. It is on your left between Church Street and Tryon Street.

Directions From the Airport
Leave airport and merge left onto Billy Graham Parkway. Take Billy Graham Parkway to I-77 North. Take the Trade Street exit and go east approximately 1 mile to the Marriott Parking Garage. It is on your left between Church Street and Tryon Street.

DIRECTIONS
-------------------------------------------------------------------------------

Annual Meeting of Stockholders of
Wachovia Corporation
Charlotte Marriott City Center
100 West Trade Street
Charlotte, NC 28202                        [MAP APPEARS HERE]
April 16, 2002, 9:30 a.m.
The Grand Ballroom

DRIVING DIRECTIONS

I-77 North From Columbia
follow I-77 North to Trade Street exit. Go east on Trade Street approximately 1 mile to the Marriott Parking Garage. It is on your left between Church Street and Tryon Street.

I-77 South From Mooresville and Statesville
Follow I-77 South to Trade Street exit. Go east on Trade Street approximately 1 mile to the Marriott Parking Garage. It is on your left between Church Street and Tryon Street.

I-85 South From Greensboro
Follow I-85 South to Charlotte. Take exit for I-77 South to Columbia. Follow I-77 South to Trade Street exit. Go east on Trade Street approximately
1 mile to the Marriott Parking Garage. It is on your left between Church Street and Tryon Street.

I-85 North From Atlanta
Follow I-85 North to I-77 South. Take the Trade Street exit and go east approximately 1 mile to the Marriott Parking Garage. It is on your left between Church Street and Tryon Street.

Directions From the Airport
Leave airport and merge left onto Billy Graham Parkway. Take Billy Graham Parkway to I-77 North. Take the Trade Street exit and go east approximately 1 mile to the Marriott Parking Garage. It is on your left between Church Street and Tryon Street.



                 TO VOTE BY MAIL, PLEASE DETACH PROXY CARD HERE
--------------------------------------------------------------------------------

                              WACHOVIA CORPORATION
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                       FOR ANNUAL MEETING OF STOCKHOLDERS
                                 APRIL 16, 2002

PROXY


The undersigned holder of shares of common stock of Wachovia Corporation (the "Corporation") hereby constitutes and appoints Ruth G. Shaw and John C. Whitaker, Jr., or either of them, the lawful attorneys and proxies of the undersigned, each with full power of substitution, for and on behalf of the undersigned, to vote as specified on the matters set forth on the reverse side, all of the shares of the Corporation's common stock held of record by the undersigned on February 20, 2002, at the Annual Meeting of Stockholders of the Corporation to be held on April 16, 2002, at 9:30 a.m., in the Grand Ballroom, at the Charlotte Marriott Center City, 100 West Trade Street, Charlotte, North Carolina 28202, and at any adjournments or postponements thereof.


THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED "FOR" PROPOSALS 1, 2 AND 3. IF ANY OTHER MATTERS ARE VOTED ON AT THE MEETING, THIS PROXY WILL BE VOTED BY THE PROXYHOLDERS ON SUCH MATTERS IN THEIR SOLE DISCRETION.

       (PLEASE COMPLETE, DATE AND SIGN THIS PROXY ON THE REVERSE SIDE AND
                  MAIL WITHOUT DELAY IN THE ENCLOSED ENVELOPE.)

                                                            --------------------
                                                              SEE REVERSE SIDE
                                                            --------------------

                                                            [GRAPHIC]
Instructions for Voting Your Proxy

Wachovia Corporation is now offering stockholders three alternative ways of voting their proxies:

* By telephone (using a touch-tone telephone)
* Through the Internet (using a browser)
* By Mail (traditional method)

Your telephone or internet vote authorizes the named Proxies to vote your shares in the same manner as if you had mailed your proxy card. We encourage you to use these cost effective and convenient ways of voting, 24 hours a day, 7 days a week.

--------------------   Available only until 5:00 p.m. Eastern Daylight Time
  TELEPHONE VOTING     April 15, 2002.
--------------------
* On a touch-tone telephone, call TOLL FREE 877-816-0669, 24 hours a day, 7 days a week.
*  You will be asked to enter ONLY the Control Number shown below
*  Have your proxy card ready, then follow the prerecorded instructions
*  Your vote will be confirmed and cast as you directed

--------------------  Available only until 5:00 p.m. Eastern Daylight Time
  INTERNET VOTING     April 15, 2002.
--------------------
*  Visit the Internet voting Website at http://proxy.georgeson.com
* Enter the COMPANY NUMBER AND CONTROL NUMBER shown below and follow the instructions on your screen
*  You will incur only your usual Internet charges

--------------------
   VOTING BY MAIL
--------------------
* Simply sign and date your proxy card and return it in the postage-paid envelope



              ------------------------     ---------------------------
                 COMPANY NUMBER                   CONTROL NUMBER
              ------------------------     ---------------------------



                 TO VOTE BY MAIL, PLEASE DETACH PROXY CARD HERE
--------------------------------------------------------------------------------
X
         Please mark votes,
         as in this example.

--------------------------------------------------------------------------------
      THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS 1 THROUGH 3.
--------------------------------------------------------------------------------

1. A Wachovia proposal to elect     FOR all nominees listed         WITHHOLD
   directors. Class I: John D.      (except as indicated to    authority to vote
   Baker, II, Leslie M. Baker,            the contrary)        for all nominees
   Jr., Robert J. Brown, Peter C.              [ ]                   [ ]
   Browning, G. Kennedy Thompson
   and John C. Whitaker, Jr. Class
   II: F. Duane Ackerman, John T.
   Casteen, III, and Robert A.
   Ingram.  Class III: James S.
   Balloun, Lloyd U. Noland, III,
   and Dona Davis Young.

   INSTRUCTIONS:     To    withhold
   authority   to   vote   for  any
   individual   nominee(s),   write
   the  name(s) of such  nominee(s)
   in the space provided below.

   --------------------------------
2. A  Wachovia  proposal  to ratify      FOR        AGAINST        ABSTAIN
   the  appointment  of KPMG LLP as      [ ]          [ ]            [ ]
   auditors for the year 2002.

3. A  Wachovia  proposal  to  amend      FOR        AGAINST        ABSTAIN
   Wachovia's articles of                [ ]          [ ]            [ ]
   incorporation to allow stockholders
   owning at least 25% of outstanding
   shares of Wachovia common stock
   entitled to vote to call a special
   meeting of stockholders.


                                     I will attend the Annual Meeting of
                                     Stockholders                    [ ]

                                     ----------------------------
                                     Signature


                                     -----------------------------
                                     Signature (if held jointly)
                                     SIGNATURE(s)

                                     -----------------------------
                                     Date:

                                     NOTE: Signature(s) should agree with
                                     name(s) on proxy form. Executors,
                                     administrators, trustees and other
                                     fiduciaries, and persons signing on
                                     behalf of corporations, or partnerships, should so indicate when signing.